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                                                                   EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT
                                    TO THE
                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                         ORBITAL SCIENCES CORPORATION


      Orbital Sciences Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST: That at a meeting of the Board of Directors of the Corporation (the "Board") on January 24, 1997, the Board duly adopted the following resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware:

                  RESOLVED, that the Board hereby declares it advisable
            and in the best interest of the Corporation that the first paragraph of Section 5 of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

            "5. The total number of shares of stock that this Corporation shall have authority to issue is 90,000,000 shares consisting of 80,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock") which may be issued as follows:" and

                  FURTHER RESOLVED, that this amendment be submitted to
            the Corporation's stockholders for their approval; and that, subject to the approval of the stockholders, a Certificate setting forth such amendment and certifying that the amendment has been duly adopted in accordance with
            Section 242 of the General Corporation Law of the State of Delaware be executed, acknowledged, filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

      SECOND: That the said amendment has been considered and approved by the Corporation's stockholders at the Corporation's annual meeting of stockholders on April 24, 1997, called and held in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
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      IN WITNESS WHEREOF, Orbital Sciences Corporation has caused this
Certificate to be executed on its behalf by David W. Thompson, its President, and attested by Susan Herlick, its Assistant Secretary, as of this April 29, 1997.


                                    By:  /s/ David W. Thompson
                                       -------------------------------
                                         David W. Thompson
                                         President


The foregoing is attested:

By:    /s/ Susan Herlick
   -------------------------------
       Susan Herlick
       Assistant Secretary





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                                                                  PAGE 1

                                STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                   -------------------------------------------

       I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY (CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ORBITAL SCIENCES CORPORATION", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF APRIL, A.D. 1997, AT 9 O'CLOCK A.M.

       A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.


                            [STATE OF DELAWARE SEAL]


                                             /s/ EDWARD J. FREEL
                                             -----------------------------------
                                             EDWARD J. FREEL, SECRETARY OF STATE

2130792 8100                                 AUTHENTICATION:     8444504

971139853                                              DATE:     04-30-97